EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (File Numbers 333-129223 and 333-122885) on Form S-8 of Coastal Banking Company, Inc. of our report dated March 17, 2011 relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of Coastal Banking Company, Inc. for the year ended December 31, 2010.

/s/ Mauldin & Jenkins, LLC

Albany, Georgia March 17, 2011